                                                                    Exhibit 10.3

                            IMPLANTABLE VISION, INC.
                         20-30 47TH STREET, SECOND FLOOR
                             ASTORIA, NEW YORK 11105

                                                                  March 14, 2007

Larry Cahill
3330 South Gate Ct.
Cedar Rapids, OH 52406

Dear Mr. Cahill:

     Reference is hereby made to: (i) that certain Subscription Agreement, dated February 28, 2006, pursuant to which you subscribed to purchase 840,336 shares of the common stock, par value $0.001 per share (the "Common Stock"), of Implantable Vision, Inc., a Delaware corporation (the "Company"), for an aggregate purchase price of $1,000,000 (the "First Subscription Agreement");
(ii) that certain Subscription Agreement, dated February 2, 2006, pursuant to which you subscribed to purchase 420,168 shares of Common Stock for an aggregate purchase price of $500,000 (the "Second Subscription Agreement" and, together with the First Subscription Agreement, the "Subscription Agreements")); and
(iii) those certain promissory notes, dated July 18, 2006, August 9, 2006 and August 25, 2006, issued by the Company to you in the aggregate principal amount of $900,000 (the "Notes").

     The parties hereto acknowledge that your obligation to purchase shares of Common Stock under each Subscription Agreement is contingent upon the Company being approved for listing on the American Stock Exchange, which contingency has not yet been satisfied. The parties hereto further acknowledge that the outstanding principal and interest due on the Notes as of the date hereof is $923,333.33.

     Now, therefore, in consideration of the payment by you to the Company in the aggregate amount of $600,000, the receipt of $200,000 of which on the date hereof is hereby acknowledged by the Company, as well as the mutual promises and agreements contained in this letter agreement, the parties hereto hereby agree as follows:

     (i) in full and complete satisfaction of any and all amounts due to you under the Notes, upon the delivery by you to the Company of each original Note, the Company shall issue to you on the date hereof 775,910 shares of Common Stock, after which the Notes shall be cancelled and deemed to be of no further force and effect;

     (ii) in addition to the shares of Common Stock to be issued to you in full and complete satisfaction of any and all amounts due to you under the Notes, as set forth in (i) above, the Company shall also issue to you 504,202 shares of Common Stock; and

     (iii) each Subscription Agreement shall be cancelled, and any and all obligations of either party thereunder shall thereafter be of no further force and effect.

     This letter agreement is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties.

     Please indicate your acceptance of the terms and conditions of this letter agreement by signing in the space provided below.

                                        Very truly yours,

                                        IMPLANTABLE VISION, INC.


                                        By: /s/ William Rozakis
                                            ------------------------------------
                                        Name: William Rozakis
                                        Title: Chief Financial Officer


ACCEPTED AND AGREED TO:


/s/ Larry Cahill
-------------------------------------
Name: Larry Cahill